EXHIBIT 5

LUSE GORMAN, PC
ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

June 14, 2017

Board of Directors
Territorial Bancorp Inc.
1132 Bishop Street
Suite 2200
Honolulu, Hawaii 96813

Re:	Territorial Bancorp Inc. – Registration Statement on Form S-8

Members of the Board of Directors:

You have requested the opinion of this firm as to certain matters in connection with the registration of an additional 250,000 shares of common stock, par value $0.01 per share (the "Shares"), of Territorial Bancorp Inc. (the "Company") to be issued pursuant to the Territorial Bancorp Inc. 2010 Equity Incentive Plan as Amended and Restated (the "Equity Plan").

In rendering the opinion expressed herein, we have reviewed the Articles of Incorporation of the Company, the Equity Plan, the Company's Registration Statement on Form S-8 (the "Form S-8"), as well as applicable statutes and regulations governing the Company.  We have assumed the authenticity, accuracy and completeness of all documents in connection with the opinion expressed herein.  We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

Based on the foregoing, we are of the following opinion:

Following the effectiveness of the Form S-8, the Shares of the Company, when issued in accordance with the terms and conditions of the Equity Plan, will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior express written consent of this firm.  We hereby consent to the use of this opinion in the Form S-8.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC